UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BOSTON LIFE SCIENCES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount of which the filing fee is calculated and state how it was determined):

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(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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BOSTON LIFE SCIENCES, INC.

20 Newbury Street, 5th Floor

Boston, MA 02116

Notice of Special Meeting of Stockholders

to be held on February 4, 2005

(Rescheduled from February 1, 2005)

NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of Boston Life Sciences, Inc., a Delaware corporation, has been rescheduled to be held on Friday, February 4, 2005, at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, for the purpose of considering and voting upon the following matters:

1.	To authorize the Company’s Board of Directors, in its discretion, to amend the Company’s Amended and Restated Certificate of Incorporation, as amended to date, to effect a 1-for-5 reverse stock split of the Company’s issued and outstanding shares of Common Stock at any time prior to the Company’s next annual meeting of stockholders without further approval or authorization of the Company’s stockholders;

2.	To authorize the Company’s Board of Directors, in its discretion, to amend the Company’s Amended and Restated Certificate of Incorporation, as amended to date, to effect a 1-for-10 reverse stock split of the Company’s issued and outstanding shares of Common Stock at any time prior to the Company’s next annual meeting of stockholders without further approval or authorization of the Company’s stockholders;

3.	To authorize the Company’s Board of Directors, in its discretion, to amend the Company’s Amended and Restated Certificate of Incorporation, as amended to date, to effect a 1-for-15 reverse stock split of the Company’s issued and outstanding shares of Common Stock at any time prior to the Company’s next annual meeting of stockholders without further approval or authorization of the Company’s stockholders;

4.	To approve the issuance of up to 9,316,751 shares of the Company’s Common Stock, which may be issued to the purchasers of the Company’s Series E Preferred Stock and related warrants, initially issued in December 2003, as required by Nasdaq Marketplace Rule 4350 for below market issuances of 20% or more of the outstanding Common Stock or voting power of the Company;

5.	To approve Amendment No. 1 to the Certificate of Designations, Rights and Preferences of the Company’s Series E Preferred Stock to provide for mandatory conversion of the Series E Preferred Stock upon the election of the holders of at least 75% of the Series E Preferred Stock; and

6.	To transact such other business as may properly come before the Special Meeting or any postponements or adjournments of the Special Meeting.

Previously, the Special Meeting had been scheduled for Tuesday, February 1, 2005. Our Board of Directors has no knowledge of any other business to be transacted at the Special Meeting.

Our Board of Directors has fixed the close of business on December 27, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or adjournments of the Special Meeting.

All stockholders are cordially invited to attend the Special Meeting.

By Order of the Board of Directors

PETER G. SAVAS
Chief Executive Officer

Boston, Massachusetts

January 21, 2005

Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, in order to ensure representation of your shares, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope or follow the instructions provided for voting via the Internet or by telephone.

BOSTON LIFE SCIENCES, INC.

20 Newbury Street, 5th Floor

Boston, MA 02116

SUPPLEMENT TO PROXY STATEMENT

For the Special Meeting of Stockholders to be held on February 4, 2005

Introduction

We are providing this supplement to the stockholders of Boston Life Sciences, Inc., a Delaware corporation (the “Company”), for the purpose of amending the notice of Special Meeting and supplementing the proxy statement dated January 6, 2005 (the “Proxy Statement”), which we distributed to the stockholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors for use at a Special Meeting of stockholders and at any postponements or adjournments of the Special Meeting. The Special Meeting will be held on Friday, February 4, 2005, at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. The February 4, 2005 date for the Special Meeting is a rescheduled date. Previously, the Special Meeting had been scheduled for Tuesday, February 1, 2005.

As more fully described in the Proxy Statement and this supplement, at the Special Meeting you will be asked to approve a reverse stock split to enable us, if required, to increase the market price of our Common Stock in an effort to meet certain continued listing requirements of The Nasdaq SmallCap Market. You will also be asked to approve the issuance of up to 9,316,751 shares of the Company’s Common Stock, which may be issued to the purchasers of the Company’s Series E Preferred Stock and related warrants, initially issued in December 2003, as required by Nasdaq Marketplace Rule 4350 for below market issuances of 20% or more of the outstanding Common Stock or voting power of the Company. Finally, you will be asked to approve an amendment to the Certificate of Designations, Rights and Preferences of the Series E Preferred Stock to provide the holders of at least 75% of the Series E Preferred Stock the option to convert all outstanding shares of Series E Preferred Stock into Common Stock. Our management believes that conversion of our outstanding Series E Preferred Stock would simplify our capital structure and facilitate financing discussions with third-party financing sources.

This supplement is first being mailed to our stockholders on or about January 21, 2005. This supplement should be read in conjunction with Boston Life Science’s Proxy Statement dated January 6, 2005.

Supplemental Information

As described more fully in Proposal No. 4 in the Proxy Statement, the Company is currently evaluating alternatives for raising additional capital; however, management believes that the terms of our outstanding Series E Preferred Stock have made it difficult for us to attract external funding sources due to the various rights and preferences the Series E Preferred Stock have over the holders of our Common Stock, including, among other rights, certain approval rights in connection with a change of control (as defined), dividend rights, a liquidation preference, anti-dilution protection and redemption rights. Although there can be no assurance that we will successfully identify sources of third-party funding or that additional funds will be available on acceptable terms, if at all, our management and Board of Directors believe that conversion of our outstanding Series E Preferred Stock would simplify our capital structure and facilitate financing discussions with interested parties.

Accordingly, we have sought the consent of the holders of our outstanding Series E Preferred Stock to convert their shares of Series E Preferred Stock into shares of our Common Stock at the current conversion price of $1.2464. Certain terms pertaining to our agreement with the holders of the Series E Preferred Stock for the conversion of their shares were described in the Proxy Statement. Upon further negotiations subsequent to January 6, 2005, some of these terms have changed. Accordingly, the information provided in the Proxy Statement is supplemented as follows:

•	In Proposal No. 4 to the Proxy Statement, we stated that, as consideration for the conversion of the Series E Preferred Stock, we agreed to pay a cash dividend equal to approximately $534.47 for each share of Series E Preferred Stock converted (such dividend representing the dividend payment due October 31, 2005 discounted to the date of conversion). After negotiations with the holders of the Series E Preferred Stock, we will pay a cash dividend equal to approximately $564.44 for each share of Series E Preferred Stock converted (such dividend representing the dividend payment that would be due to the holders of Series E Preferred Stock for the twelve-month period ending October 31, 2005).

•	In Proposal No. 4 to the Proxy Statement, we stated that, as further consideration for the conversion of the Series E Preferred Stock, we agreed to provide each holder of Series E Preferred Stock with the right to participate in the next private placement completed by the Company on a pro rata basis (based on the number of shares of Common Stock outstanding prior to such offering) so that holders could maintain their relative ownership interest in the Company calculated prior to the private placement. After negotiations with the holders of the Series E Preferred Stock, we will provide the outstanding holders of the Series E Preferred Stock with the right to participate in the next $16.9 million raised by the Company in one or more future private placements. Each holder of Series E Preferred Stock shall be entitled to purchase that number of equity securities in each private placement calculated by multiplying (i) a fraction, the numerator of which shall be the number of shares of Series E Preferred Stock currently held by each holder of Series E Preferred Stock, and the denominator of which shall be 561.3 (which is the total number of outstanding shares of Series E Preferred Stock), times (ii) one third of the aggregate dollar amount of the new securities to be issued in the applicable private placement. Once the holders of Series E Preferred Stock have collectively been offered the right to purchase 33 1/3% of the next $16.9 million of new securities issued by the Company in private placements, this right of participation will terminate.

•	In Proposal No. 4 to the Proxy Statement, we stated that, in addition to conversion of the outstanding shares of Series E Preferred Stock, the holders of Series E Preferred Stock had agreed to execute a one-year lock up agreement whereby each such holder would agree not to offer, sell, contract to sell or otherwise dispose of the shares of Common Stock issued to each holder in connection with the conversion of the Series E Preferred Stock and the exercise of the Series E Warrants, except that each holder would be entitled to sell up to 8.33% of such shares in any 30-day period (with no accumulated carry-overs). After negotiations with the holders of Series E Preferred Stock, the holders of the Series E Preferred Stock will execute a lock up agreement whereby (i) each such holder agrees not to offer, sell, contract to sell or otherwise dispose of the shares of Common Stock issued to each holder in connection with the exercise of their Series E Warrants for a period of six months following the date of reduction of the exercise price of their Series E Warrants (the “Initial Lock-up Period”), and (ii) for a six-month period following the Initial Lock-up Period, each holder may sell only up to 16.67% of the shares of Common Stock issuable to such holder upon exercise of such holder’s Series E Warrants in any thirty-day period.

Voting Procedures

Enclosed for your convenience is an updated proxy card. If you are the record holder of your shares and have not already voted or would like to change your vote, please complete, sign, date and promptly return the enclosed proxy card in the enclosed envelope. If we receive the enclosed proxy card, duly executed and dated, prior to the Special Meeting, any proxy that you previously granted will be, without further action, revoked.

In addition, you can change your vote and revoke your proxy at any time before the polls close at the Special Meeting by doing any one of the following:

•	accessing the Internet and following the instructions for Internet proxy authorization that appear on the enclosed proxy card;

•	following the instructions that appear on the enclosed proxy card for proxy authorization by telephone;

•	giving the Chief Financial Officer of the Company a written notice before or at the Special Meeting that you want to revoke your proxy; or

•	voting in person at the Special Meeting.

Your attendance alone at the Special Meeting will not revoke your proxy.

If you are not the record holder of your shares, you must follow the instructions of your bank or brokerage firm in order to change your vote.

IF YOU HAVE ALREADY RETURNED A PROXY CARD AND DO NOT WISH TO

CHANGE YOUR VOTE, NO FURTHER ACTION IS REQUIRED.

If you have questions or require an additional copy of the Proxy Statement, please contact us at (617) 425-0200. Please address all written requests to Boston Life Sciences, Inc., 20 Newbury Street, 5th Floor, Boston, MA 02116, Attention: Joseph Hernon.

By Order of the Board of Directors

PETER G. SAVAS
Chief Executive Officer

January 21, 2005